Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 14, 2020, relating to the consolidated financial statements of MercadoLibre, Inc. as of December 31, 2019 and 2018, and for each of the three years in the period ended December 31, 2019,  and of our report dated February 14, 2020 (December 23, 2020 as to the effects of the Material Weaknesses) which expressed an adverse opinion relating to the effectiveness of MercadoLibre, Inc.’s internal control over financial reporting as of December 31, 2019, appearing in the Annual Report on Form 10-K/A of MercadoLibre, Inc., for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & Co. S.A.

Buenos Aires, Argentina
December 30, 2020